1 | Q2.2020  -ebruary 19, 2020

August 6, 2020

Dear Shareholders:

The second quarter of 2020 has proven that people's desire for home is resilient. The unprecedented health and economic crisis we have experienced over the past few months has caused many to rethink what home could be, serving as a catalyst for a Great Reshuffling. This movement is in the early days as companies and employees continue to learn and evolve through this forced large-scale experience of working from home. We are seeing an emergence of what customers have always indicated to us, an underlying inherent desire to move. And now, with home as the epicenter of people's lives more than ever, there are even more reasons to move forward.

Shopping and transacting real estate during the pandemic has forced a rapid structural transition from physical to virtual, as it has in many aspects of our lives. Customers are adopting Zillow's virtual tools and we will continue to innovate to drive our industry toward the future. We are also working with and supporting our partners to help our mutual customers stay safe while unlocking the next chapters in their lives.

The initial shock and fear around COVID-19 pressured home shopping activity levels early in Q2. Our response to offer our partners #BetterTogether billing relief announced in March and continuing into Q2 delivered support during a very uncertain time. These billing discounts, combined with our efforts to connect more and higher-intent customers, were effective in maintaining partner retention.

These actions put us in a strong position to benefit from the faster-than-expected recovery in home shopping activity during May and June, and we delivered better Q2 results than we originally anticipated. In fact, in June, we experienced record new Premier Agent monthly recurring revenue ("MRR") and, at the end of June, had our highest level of total MRR and retention since the inception of the Premier Agent market-based-pricing ("MBP") program[1]. The better-than-expected revenue combined with our previously announced cost reductions drove improved segment income (loss) before taxes and upside for all three of our segments' Q2 Adjusted EBITDA versus our outlook. Many of our businesses entered the third quarter performing even better than we expected pre-COVID-19.

Key Highlights

CONSOLIDATED REVENUE:
$768 Million
+28% YoY growth

CONSOLIDATED GAAP NET LOSS:
($84) Million

CONSOLIDATED ADJUSTED EBITDA:
$16 Million

AVERAGE MONTHLY UNIQUE USERS:
218 Million
+12% YoY growth

VISITS:
2.5 Billion
+14% YoY growth

[1] *Please see "Use of Operating Metrics" below for additional information about how we calculate MRR.*

2 | Q2.2020

Second Quarter & Recent 2020 Highlights:    ● Total consolidated revenue grew 28% year over year to $768 million,  as all three segments exceeded our revenue outlook.      ● Premier Agent revenue decreased less than expected, down 17% year  over year compared to our outlook for a 27% decrease year over year  at the midpoint.      ● On a GAAP basis, segment income (loss) before income taxes was $19  million, $(80) million and $(0.2) million for the IMT, Homes, and  Mortgages segments, respectively, and consolidated GAAP net loss  was $(84) million.      ● Adjusted EBITDA outperformed our outlook for all three of our  segments as our actions put us in a strong position to benefit from  the faster than expected housing market recovery combined with  disciplined cost management. This resulted in total consolidated  Adjusted EBITDA2 of $16 million versus our expectations of a loss of  $60.5 million at the midpoint.     ● While our Zillow Offers’ home buying was paused temporarily, our  resale strategies and the resilient housing market delivered better  Homes segment revenue and lower ending inventory than expected.      ● We began to unpause Zillow Offers home buying during Q2 and are  now active in all of the markets where we operated previously.    ● Our cash and investments grew to $3.5 billion at the end of the  quarter, which is the highest cash balance in our history, from $2.6  billion at the end of Q1. We further strengthened our balance sheet  in Q2 by completing nearly $1 billion in capital transactions with a  combination convertible debt and equity offering.      ● Traffic to Zillow Group mobile apps and websites reached a record  218 million average monthly unique users, growing 12% year over  year, driving 2.5 billion visits during the quarter, up 14% year over  year.    2Adjusted EBITDA and segment-level Adjusted EBITDA are non-GAAP financial measures; they are not calculated  or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below  sections “Use of Non-GAAP Financial Measures” and “Adjusted EBITDA” for more information about our  presentation of Adjusted EBITDA and segment-level Adjusted EBITDA, including a reconciliation to the most  directly comparable GAAP financial measure, which is net loss on a consolidated basis and income or loss   before income taxes for each segment, for the relevant period.    3 | Q2.2020

Second Quarter 2020 Segment Results

Consolidated revenue increased 28% year over year to $768 million, driven primarily by an increase in Zillow Offers resale volume. Consolidated GAAP net loss was $84 million. Consolidated Adjusted EBITDA was $16 million.

IMT Highlights

SEGMENT REVENUE:
$280 Million
down 13% YoY

SEGMENT INCOME BEFORE INCOME TAXES:
$19 Million

SEGMENT ADJUSTED EBITDA:
$72 Million

INTERNET, MEDIA & TECHNOLOGY SEGMENT RESULTS

Internet, Media & Technology ("IMT") segment revenue decreased 13% year over year to $280 million, largely due to the #BetterTogether discounts we provided to our partners in April and to a lesser extent throughout Q2. Each of our IMT marketplaces delivered better than our internal expectations as our traffic, connections and demand inputs to our businesses accelerated in May and June at an even stronger pace than the faster-than-expected industry recovery.

IMT segment GAAP income before income taxes in Q2 was $19 million, or 6.8% of IMT segment revenue, compared to $13 million, or 4.1% of segment revenue, in the same period a year ago, representing 275 basis points of margin expansion.

IMT segment Adjusted EBITDA was $72 million in Q2, or 25.6% of segment revenue, more than 1500 basis points above our Adjusted EBITDA previous outlook of $25 million or 10.3% at the midpoint. Stronger revenue combined with lower-than-expected headcount-related and other operating costs drove higher-than-expected margins. Adjusted EBITDA margin expanded 584 basis points year over year despite revenue pressures as reductions in operating costs more than offset the revenue decline.



IMT Segment Margin Expansion
Q2 2019
Q2 2020
$350
$300
$250
$200
$150
$100
$50
$-
13% Decline YoY
$324M
$280M
14% Decline YoY
$310M
$266M
12% Growth YoY
$64M
$72M
584 bps Margin Expansion
19.8%
25.6%
Revenue
Total Costs & Expenses
Adjusted EBITDA
Adjusted EBITDA Margin

Premier Agent

Premier Agent revenue was $192 million in Q2. While Premier Agent revenue decreased 17% year over year, the decline was significantly less than our outlook range of a decrease of 27% at the midpoint. As anticipated, the

Zillow PREMIER AGENT

4 | Q2.2020

decline in revenue was primarily due to the impact of COVID-19-related  discounts offered to our Premier Agent partners during the quarter. We  believe supporting our partners by providing our #BetterTogether billing  relief through discounts during this uncertain time was highly effective for  agent retention and kept our partner base largely intact.      These actions put us in a strong position to benefit from the housing market  recovery in May and June. Further, our partners saw the benefits of Zillow  connections during a time that has likely been more difficult to generate new  leads through traditional means. For example, as the decline in open houses  made it difficult to meet unrepresented buyers in homes, we believe Zillow  Premier Agents saw more potential buyers becoming comfortable meeting a  new agent virtually through our platform.   As often happens during times of uncertainty and stress, consumers flock to  brands they know and trust. Zillow Group visits were up 14% year over year  for a new record in Q2 despite beginning the quarter down year over year.  The rise in search activity is consistent with consumer surveys that show two  thirds of people working from home would consider moving if they were  allowed to continue working from home long-term.   In our Q1 letter, we discussed the accelerated innovations we made at the  beginning of Q2 to better support customers’ needs for virtual real estate  experiences. We have continued to enhance our 3D Home tour technology  with the roll-out of floor plans to make it easier to jump from room to room  while shopping virtually. We also enhanced our Zillow 3D HomeⓇ  app to  make it easier for more homeowners to upload their homes into the tool.    As we have discussed previously, we continued to expand the testing of Flex  in Q2 with high-performing partners in select markets. It is still early, but we  have observed the ability for Market-Based-Pricing (“MBP”) and Flex to  complement each other in markets as we continue to maximize leads for  revenue, profit and customer satisfaction.     Other IMT Revenue   Other IMT revenue, which includes rentals, new construction, display and  other advertising, and business technology solutions for real estate  professionals, declined 4% year over year to $88 million, driven primarily by  COVID-19-related billing relief in the quarter. Despite the market-related  pressures in New York City, Rentals revenue accelerated in Q2 to 20% year  over year growth from 16% in Q1, driven primarily by strong growth in our  customer rental applications offering. We also continue to innovate with  5 | Q2.2020

solutions like Zillow Rental Manager, which provides digital tools to help people shop, apply, and pay rent while concurrently enabling us to better monetize listings by moving us closer to the rental transaction.

The non-Rentals marketplaces included in Other IMT revenue were down 25% year over year due to COVID-19 pressure across many of the marketplaces, but all were better than we expected internally as housing market conditions recovered quickly.

HOMES SEGMENT RESULTS

In Q2, Zillow successfully demonstrated that we have the data, operating platform, prudent capital levels and leadership to actively manage this business even during challenging times.

Zillow Offers entered Q2 with home acquisitions temporarily paused due to market uncertainty. Fortunately, housing transactions proved resilient as we, our partners, and the broader industry participants found creative solutions to enable real estate transactions and customers to move forward safely.

Zillow Offers purchased only 86 homes in the quarter due to the temporary pause of home acquisitions. We restarted purchasing homes in mid-May in select markets where we had confidence we could operate safely. We are currently actively purchasing homes in all 24 markets where we previously operated. Agreements to repurchase homes often take weeks to months to close, which is why the majority of homes we agreed to purchase in Q2 will not be added to our inventory until closing at a later date.

While purchasing was paused, we did continue to sell homes amid accelerating buyer demand and tight supply. Our selling strategies, combined with tailwinds of a strong housing market, resulted in the sale of 1,437 homes during Q2, yielding Homes segment revenue of $454 million, well above our outlook. Zillow Offers ended the quarter with 440 homes in inventory, down from 1,791 homes at the end of Q1.

During Q2, Zillow Offers gross profit was $23.8 million, and average Zillow Offers gross profit per home sold was $16.6 thousand. Homes segment loss before income taxes was $80 million. Homes segment Adjusted EBITDA was a loss of $61 million, better than our outlook, as gross profit benefitted from lower cost of revenue and we incurred less headcount-related expenses than

Zillow Offers

Homes Highlights

SEGMENT REVENUE:
$454 Million
down 41% QoQ

HOMES BOUGHT:
86

HOMES SOLD:
1,437

6 | *Q2.2020*

expected. Average Return on Homes Sold Before Interest Expense3 was a  loss of $2,800 per home, or 89 basis points as a percentage of revenue. We  remained within our expected range of plus or minus 200 basis points per  home despite pausing home buying, which resulted in a larger portion of  home sales from older inventory that typically generate less return per  home.      * Amount excludes expenses incurred during the period that are not related to homes sold during the period.  ** Holding costs and interest expense include $3.9 million and $3.8 million, respectively, of costs incurred in  prior periods associated with homes sold in the second quarter of 2020 and $1.1 million and $1.6 million,  respectively, of costs incurred in prior periods associated with homes sold in the second quarter of 2019.  Other Homes Revenue  We are pleased with the early progress of our new title and escrow services  operating under Zillow Closing Services, which is presented within Homes  segment Other revenue. While still in early stages, title and escrow services  are a critical component in delivering a seamless, integrated transaction  experience for our customers. Zillow Closing Services is now operating in all  of our Zillow Offers markets, offering customers greater convenience from a  brand they trust.    MORTGAGES SEGMENT RESULTS   Mortgages revenue for Q2 exceeded the high end of our outlook at $34  million, an increase of 25% year over year. Increased loan officer  productivity enabled us to participate in the refinance wave. Q2 segment  loss before income taxes was $0.2 million and Adjusted EBITDA was $5  3Average Return on Homes Sold After Interest Expense and Average Return on Homes Sold Before Interest  Expense are non-GAAP financial measures; they are not calculated or presented in accordance with U.S.  generally accepted accounting principles, or GAAP. Please see the below sections “Use of Non-GAAP Financial  Measures” and “Non-GAAP Average Return on Homes Sold After Interest Expense” for more information about  our presentation of these non-GAAP measures, including reconciliation to the most directly comparable GAAP  financial measures, which are Zillow Offers gross profit and per home gross profit.    7 | Q2.2020

million. Stronger revenue combined with cost discipline drove the positive  Adjusted EBITDA for Q2. We are encouraged with our progress and plans to  integrate Zillow Home Loans to provide financing for customers of Zillow and  Zillow Offers - a critical component to a seamless transaction.  Second Quarter Financial Details     OPERATING EXPENSE SUMMARY   Total consolidated costs and expenses were $831 million, up from $662  million a year ago, primarily due to the continued expansion of the Homes  segment. Operating expenses excluding Homes cost of revenue were lower  in the quarter than expected primarily due to lower than planned hiring  activity, but also due to proactive measures we have taken to reduce costs.    Our Sales and marketing, Technology and development, and General and  administrative costs totaled $370 million in Q2, a decrease of 5% year over  year, due primarily to the pause of the majority of our advertising spend in  Q2 and lower than expected headcount-related costs.      The following table presents certain costs and expenses by segment for the  periods presented (in thousands, unaudited):     BALANCE SHEET & CASH FLOW SUMMARY   We further improved our strong balance sheet during Q2 and as of the end  of the quarter, we now have the highest cash balance in our history. We  ended the quarter with more than $3.5 billion in cash, cash equivalents and  investments, up from $2.6 billion at the end of Q1. During Q2, we completed  a $565 million ($553 million net of fees and expenses) convertible debt  offering, effectively refinancing a portion of our convertible debt due in  December 2021. We also opportunistically raised $422 million in an equity  offering ($412 million net of fees and expenses).    8 | Q2.2020

Outlook     The following table presents our outlook for the three months ending  September 30, 2020 (in millions):        * Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net loss to forecasted total  Adjusted EBITDA or of forecasted GAAP income (loss) before income taxes to forecasted segment Adjusted EBITDA  within this communication because the company is unable, without making unreasonable efforts, to calculate  certain reconciling items with confidence. These items include, but are not limited to: income taxes which are  directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation  and amortization expense from new acquisitions; impairments of assets; gains or losses on extinguishment of  debt and acquisition-related costs. These items, which could materially affect the computation of  forward-looking GAAP net loss and income (loss) before income taxes, are inherently uncertain and depend on  various factors, many of which are outside of Zillow Group’s control. For more information regarding the  non-GAAP financial measure discussed in this communication, please see “Use of Non-GAAP Financial Measures”  below.  Consolidated Outlook   We expect consolidated revenue to be $543 to $581 million, down from $745  million in Q3 2019. The decline is primarily due to lower Homes segment  revenue driven by the lower inventory of homes for sale in Q3 as a result of  the pause in Zillow Offers purchasing activity during Q2. We expect strong  revenue growth in our IMT and Mortgages segments for Q3, accelerating  above our pre-COVID-19 internal expectations.    We expect to make additional investments in marketing and advertising  expenses and operations in Q3 as compared to Q2, but expect to achieve  year over year operating leverage. Headcount-related costs are expected to  9 | Q2.2020

be relatively flat in Q3 year over year and we plan to cautiously manage  headcount given the continued uncertain economic environment.      We expect consolidated Adjusted EBITDA to be between $59 million to $82  million, up from $16 million a year ago, due to stronger revenue in our IMT  and Mortgages segments while managing our consolidated operating  expenses.       Internet, Media & Technology Segment   In Q3, we expect IMT segment revenue to be $369 million to $384 million, up  12% year over year at the midpoint of our outlook and up nearly $100 million  sequentially from Q2 due to continued strength in inputs, strong partner  retention, and the discontinuance of billing relief discounts    IMT segment operating costs and expenses are expected to be down  approximately 6% year over year despite the growth in revenue. While we  plan to increase marketing and advertising investments in Q3 from Q2, we  do expect to see operating leverage from this line item year over year in Q3.    We expect IMT segment Adjusted EBITDA margin of 39.0% at the midpoint of  our Adjusted EBITDA outlook range of $147 million, nearly 1,200 basis points  above Q3 2019. The margin expansion is expected to be driven by revenue  growth and our continued focus on controlling costs including marketing and  advertising, headcount-related costs, and other operating costs.    Premier Agent   In Q3, Premier Agent revenue is expected to be $272 million to $282 million,  up 15% year over year at the midpoint of our outlook. Our strong brand and  industry positions have driven our traffic and connection inputs to outpace  the industry as the market has recovered. As a result, we experienced strong  Premier Agent demand as we exited Q2.    Homes Segment   In Q3, we expect Homes segment revenue to be between $140 million and  $160 million and Adjusted EBITDA loss between $(80) million to $(70) million.  Revenue is expected to decline both sequentially and year over year due to  the pause in purchasing homes that resulted in relatively low inventory levels  at the end of Q2. While there continues to be some market uncertainty, we  are seeing signs of strong demand as we increase home acquisitions.     10 | Q2.2020

Mortgages Segment   We are continuing to innovate our mortgages technology platform while  navigating the mortgage rate market. We expect Q3 Mortgages revenue to  be between $34 million and $37 million and Adjusted EBITDA to be a slight  loss to break even based upon capacity, current market conditions and  additional investments in the operations. Our mortgage leadership  continues to focus on building the technology, processes and operations to  deliver a seamless lending experience for our customers.      Summary    The meaning of home is evolving. It used to be a place where we slept and  did a little bit of a lot of things - cooking and eating, family time, some work  and homework, and possibly some exercise. It has now also become our  office, school, gym, staycation, and base for social connections whether they  be virtual or socially distanced. The changing needs of our homes has served  as a catalyst for the pent up inherent demand in peoples’ desire to move.      Our mission is to help meet this need by giving people the power to unlock  life’s next chapter. We continue to innovate on behalf of our customers to  provide added transparency, liquidity and efficiency throughout the home  shopping process. Zillow’s tools are uniquely positioned to help people stay  safe and move forward virtually. A great example of this is the story of a  Seattle couple, Marie-Yvonne Chase and Ethan Wieczorek, who wanted more  space during the Covid lockdown in Seattle. They started on Zillow, where  their new landlord, Raul Tello, had used Zillow tools to set up an entirely  virtual experience for them to shop. After a 3D tour and a virtual tour, the  couple agreed to move forward. Raul uploaded a lease they could sign, and  they paid their rent through Zillow’s platform. All that was left was handing  over the keys; he left them in a lockbox on the front porch.  Watch the full story here4  Similarly, we have expanded from managing employees virtually to engaging  and growing our workforce virtually - and seeing significant improvements to  employee satisfaction. Last week we announced that approximately 90% of  our nearly 5,400 employees will have the flexibility to work from home at  least part-time - indefinitely. This is a testament to our teams, who nimbly  worked through massive changes in the working environment since the  beginning of the year. They have proven we can be a high-functioning and  4 https://www.zillowgroup.com/renting-becomes-safer-online-transaction/  11 | Q2.2020

innovative company, regardless of where our employees work. We would like to sincerely thank all of our employees for adapting with grace and successfully navigating this unprecedented confluence of events.

Looking forward, we believe that the concept of a flexible work environment - work from home, office or a combination of the two - will be a key factor in preserving our culture and attracting and retaining a diverse workforce.

Our Q3 priorities remain predominantly the same as we discussed in Q2, except, in addition to cutting costs, we are now looking for opportunities to invest in growth. Our updated Q3 priorities:

- Continue to protect the ZG enterprise, including protecting the health and safety of our people, customers, and partners
- Manage costs and investment for growth
- Further accelerate technology innovations to deliver seamless and, now, more virtual real estate shopping and transaction experiences
- Enhance our relative competitive position to lead the industry to Real Estate 2.0

Before closing, we want to acknowledge the important events around racial and social justice that were sparked during the quarter. As social protests broke out across the country, we made the public statement that Racism Has No Home Here, and made a commitment that we can and will do more. This declaration supports our commitment to Equity & Belonging and to ensure we examine our role toward ending racism and inequities in real estate. We have pledged at least $1 million over the next 12 months to support lasting partnerships to fight racism and discrimination. And we are deepening our partnership with the National Fair Housing Alliance to support a level playing field for the American dream of home. We are also facilitating important conversations within the industry to reimagine real estate and propel the industry forward.

Racism has no home here. And we can and will do more.

Zillow

We appreciate your partnership in this journey. Stay safe.

Sincerely,

Rich Barton, Co-founder & CEO
Allen Parker, CFO

Move Forward.
Stay Safe.

12 | *Q2.2020*

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our business outlook for 2020; the future performance and operation of the Homes, IMT and Mortgages segments in 2020 and beyond; the current and future health and stability of the residential housing market and economy; and our expectations regarding future shifts in behavior by consumers and employees. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” or similar expressions, constitute forward-looking statements. Forward- looking statements are made based on assumptions as of August 6, 2020, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, the impact of the novel coronavirus (“COVID-19”) pandemic and any associated economic downturn on Zillow Group’s future financial position, operations and financial performance; the magnitude, duration and severity of the COVID-19 pandemic; the current and future health and stability of the economy and residential housing market, including any extended slowdown in the real estate markets as a result of COVID-19 or the economy; Zillow Group’s ability to execute on strategy; Zillow Group’s ability to maintain and effectively manage an adequate rate of growth; Zillow Group’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow Group’s investment of resources to pursue strategies that may not prove effective; Zillow Group’s ability to compete successfully against existing or future competitors; the impact of pending or future legal proceedings, including those described in Zillow Group’s filings with the Securities and Exchange Commission, or SEC; Zillow Group’s ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments; Zillow Group’s ability to maintain or establish relationships with listings and data providers; the reliable performance of Zillow Group’s network infrastructure and content delivery processes; Zillow Group’s ability to obtain or maintain licenses and permits to support our current and future businesses; actual or anticipated changes to our products and services; and Zillow Group’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Zillow Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the SEC and in other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty to update this information to reflect future events or circumstances. Use of Non-GAAP Financial Measures This communication includes references to Adjusted EBITDA (in total and for each segment, and including forecasted Adjusted EBITDA and EBITDA margin), Average Return on Homes Sold Before Interest Expense and Average Return on Homes Sold After Interest Expense, which are non-GAAP financial measures not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP. Adjusted EBITDA To provide investors with additional information regarding our financial results, this communication includes references to Adjusted EBITDA (in total and for each segment, and including  forecasted Adjusted  EBITDA and EBITDA margin), which is a non-GAAP financial measure. We have provided a reconciliation within this communication of Adjusted EBITDA in total to net loss and Adjusted EBITDA by segment to income (loss) before income taxes for each segment, the most directly comparable GAAP financial measures.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Our use of Adjusted EBITDA in total and for each segment has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: ▪ Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; ▪ Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; ▪ Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; ▪ Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; ▪ Adjusted EBITDA does not reflect impairment costs; ▪ Adjusted EBITDA does not reflect the gain on the partial extinguishment of the 2021 Notes; ▪ Adjusted EBITDA does not reflect interest expense or other income; ▪ Adjusted EBITDA does not reflect income taxes; and ▪ Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA in total and for each segment alongside other financial performance measures, including various cash flow metrics, net loss and income (loss) before income taxes for each segment and our other GAAP results.

The following tables present Adjusted EBITDA along with the most directly comparable GAAP financial measure, which is net loss on a consolidated basis and income (loss) before income taxes for each segment along with the calculation of Adjusted EBITDA margin and associated year over year growth rates and the most directly comparable GAAP financial measure and related year over year growth rates, which is net loss margin on a consolidated basis and income (loss) before income taxes margin for each segment, for the periods presented (in thousands, unaudited):

	Three Months Ended June 30,		2019 to 2020 % Change	Six Months Ended June 30,		2019 to 2020 % Change
	2020	2019		2020	2019	
Revenue:						
Homes segment:						
Zillow Offers	$ 453,816	$ 248,924	82 %	$ 1,222,928	$ 377,396	224 %
Other (1)	436	—	N/A	1,197	—	N/A
Total Homes segment revenue	454,252	248,924	82 %	1,224,125	377,396	224 %
IMT segment:						
Premier Agent	191,962	231,961	(17)%	434,068	449,696	(3)%
Other (2)	88,377	91,708	(4)%	176,937	172,245	3 %
Total IMT segment revenue	280,339	323,669	(13)%	611,005	621,941	(2)%
Mortgages segment	33,761	26,985	25 %	59,043	54,345	9 %
Total revenue	$ 768,352	$ 599,578	28 %	$ 1,894,173	$ 1,053,682	80 %
Other Financial Data:						
Segment income (loss) before income taxes:						
Homes segment	$ (80,058)	$ (71,122)	(13)%	$ (178,016)	$ (116,327)	(53)%
IMT segment	19,166	13,238	45 %	(22,341)	1,786	(1,351)%
Mortgages segment	(240)	(10,438)	98 %	(13,385)	(20,054)	33 %
Total segment loss before income taxes	$ (61,132)	$ (68,322)	11 %	$ (213,742)	$ (134,595)	(59)%
Net loss	$ (84,448)	$ (71,977)	(17)%	$ (247,721)	$ (139,502)	(78)%
Adjusted EBITDA:						
Homes segment	$ (60,908)	$ (56,452)	(8)%	$ (135,903)	$ (90,976)	(49)%
IMT segment	71,862	64,055	12 %	157,579	125,102	26 %
Mortgages segment	4,885	(5,306)	192 %	(718)	(7,907)	91 %
Total Adjusted EBITDA	$ 15,839	$ 2,297	590 %	$ 20,958	$ 26,219	(20)%

(1) Other Homes segment revenue includes revenue generated through Zillow Closing Services.
(2) Other IMT segment revenue includes revenue generated by rentals, new construction and display, as well as revenue from the sale of various other marketing and business products and services to real estate professionals.

Percentage of Revenue:	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	2019 to 2020 % Change	2019 to 2020 Margin Change Basis Points	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	2019 to 2020 % Change	2019 to 2020 Margin Change Basis Points
Segment income (loss) before income taxes:								
Homes segment	(17.62)%	(28.57)%	38 %	1,095	(14.54)%	(30.82)%	53 %	1,628
IMT segment	6.84 %	4.09 %	67 %	275	(3.66)%	0.29 %	(1,362)%	(395)
Mortgages segment	(0.71)%	(38.68)%	98 %	3,797	(22.67)%	(36.90)%	39 %	1,423
Total segment loss before income taxes	(7.96)%	(11.40)%	30 %	344	(11.28)%	(12.77)%	12 %	149
Net loss	(10.99)%	(12.00)%	8 %	101	(13.08)%	(13.24)%	1 %	16
Adjusted EBITDA:								
Homes segment	(13.41)%	(22.68)%	41 %	927	(11.10)%	(24.11)%	54 %	1,301
IMT segment	25.63 %	19.79 %	30 %	584	25.79 %	20.11 %	28 %	568
Mortgages segment	14.47 %	(19.66)%	174 %	3,413	(1.22)%	(14.55)%	92 %	1,333
Total Adjusted EBITDA	2.06 %	0.38 %	442 %	168	1.11 %	2.49 %	(55)%	(138)

The following tables set forth a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss on a consolidated basis and income (loss) before income taxes for each segment, for each of the periods presented (in thousands, unaudited):

	Three Months Ended June 30, 2020				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (84,448)
Income tax expense	N/A	N/A	N/A	N/A	679
Income (loss) before income taxes	$ (80,058)	$ 19,166	$ (240)	$ (22,637)	$ (83,769)
Other income	—	(5,300)	(385)	(4,430)	(10,115)
Depreciation and amortization expense	2,597	22,038	1,538	—	26,173
Share-based compensation expense	12,728	35,958	3,665	—	52,351
Gain on partial extinguishment of 2021 Notes	—	—	—	(6,391)	(6,391)
Interest expense	3,825	—	307	33,458	37,590
Adjusted EBITDA	$ (60,908)	$ 71,862	$ 4,885	$ —	$ 15,839

	Three Months Ended June 30, 2019				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (71,977)
Income tax benefit	N/A	N/A	N/A	N/A	—
Income (loss) before income taxes	$ (71,122)	$ 13,238	$ (10,438)	$ (3,655)	$ (71,977)
Other income	—	—	(402)	(9,056)	(9,458)
Depreciation and amortization expense	1,732	18,308	1,163	—	21,203
Share-based compensation expense	7,039	32,509	4,084	—	43,632
Interest expense	5,899	—	287	12,711	18,897
Adjusted EBITDA	$ (56,452)	$ 64,055	$ (5,306)	$ —	$ 2,297

	Six Months Ended June 30, 2020				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Loss Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (247,721)
Income tax benefit	N/A	N/A	N/A	N/A	(8,549)
Loss before income taxes	$ (178,016)	$ (22,341)	$ (13,385)	$ (42,528)	$ (256,270)
Other income	—	(5,300)	(587)	(13,821)	(19,708)
Depreciation and amortization expense	6,172	45,815	3,212	—	55,199
Share-based compensation expense	24,032	65,505	6,609	—	96,146
Gain on partial extinguishment of 2021 Notes	—	—	—	(6,391)	(6,391)
Impairment costs	—	73,900	2,900	—	76,800
Interest expense	11,909	—	533	62,740	75,182
Adjusted EBITDA	$ (135,903)	$ 157,579	$ (718)	$ —	$ 20,958

	Six Months Ended June 30, 2019				
	Homes	IMT	Mortgages	Corporate Items (2)	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:					
Net loss (1)	N/A	N/A	N/A	N/A	$ (139,502)
Income tax benefit	N/A	N/A	N/A	N/A	(2,500)
Income (loss) before income taxes	$ (116,327)	$ 1,786	$ (20,054)	$ (7,407)	$ (142,002)
Other income	—	—	(715)	(17,911)	(18,626)
Depreciation and amortization expense	3,053	35,902	2,773	—	41,728
Share-based compensation expense	12,641	87,414	9,701	—	109,756
Interest expense	9,657	—	388	25,318	35,363
Adjusted EBITDA	$ (90,976)	$ 125,102	$ (7,907)	$ —	$ 26,219

(1) We use net income (loss) before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net loss and income tax benefit (expense) are calculated and presented only on a consolidated basis within our financial statements.

(2) Certain corporate items are not directly attributable to any of our segments, including the gain on the partial extinguishment of the 2021 Notes, interest income earned on our short-term investments included in Other income and interest costs on our convertible senior notes included in Interest expense.

Non-GAAP Average Return on Homes Sold After Interest Expense

To provide investors with additional information regarding our Zillow Offers financial results, this communication includes a calculation of Average Return on Homes Sold After Interest Expense, which is a non-GAAP financial measure. We have provided a reconciliation of Average Return on Homes Sold After Interest Expense to the most directly comparable GAAP financial measure, which is average gross profit per home for the Zillow Offers business.

We believe that Average Return on Homes Sold After Interest Expense is a useful financial measure to investors as it is one of the primary measures used by management in making investment decisions, measuring unit level economics and evaluating operating performance for the Zillow Offers business. The measure is intended to convey the unit level economics of homes sold during the period by presenting the average revenue and associated expenses directly attributed to the homes sold. We believe this average per unit measure facilitates meaningful period over period comparisons notwithstanding variability in the number of homes sold during a period and indicates ability to generate average returns on assets sold after considering home purchase costs, renovation costs, holding costs and selling costs.

We calculate the Average Return on Homes Sold After Interest Expense as revenue associated with homes sold during the period less direct costs attributable to those homes divided by the number of homes sold during the period. Specifically, direct costs include, with respect to each home sold during the period (1) home acquisition and renovation costs, which in turn include certain labor costs directly associated with these activities; (2) holding and selling costs; and (3) interest costs incurred. Included in direct holding and interest expense amounts for the periods presented are holding and interest costs recorded as period expenses in prior periods associated with homes sold in the presented period, which are not calculated in accordance with, or as an alternative for, GAAP and should not be considered in isolation or as a substitute for results reported under GAAP. Excluded from certain of these direct cost amounts are costs recorded in the presented period related to homes that remain in inventory at the end of the period, as shown in the tables below. We make these period adjustments because we believe presenting Average Return on Homes Sold After Interest Expense in this manner provides a focused view on a subset of our assets - homes sold during the period - and reflecting costs associated with those homes sold from the time we acquire to the time we sell the home, which may be useful to investors. Average Return on Homes Sold After Interest Expense is intended to illustrate the performance of homes sold during the period and is not intended to be a segment or company performance metric. Average Return on Homes Sold After Interest Expense is a supplemental measure of operating performance for a subset of assets and has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Average Return on Homes Sold After Interest Expense does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; • Average Return on Homes Sold After Interest Expense does not consider the potentially dilutive impact of share-based compensation; • Average Return on Homes Sold After Interest Expense does not include period costs that were not eligible for inventory capitalization associated with homes held in inventory at the end of the period; • Average Return on Homes Sold After Interest Expense does not reflect indirect expenses included in cost of revenue, sales and marketing, technology and development, or general and administrative expenses, some of which are recurring cash expenditures necessary to operate the business; and • Average Return on Homes Sold After Interest Expense does not reflect income taxes. The calculation of Average Return on Homes Sold After Interest Expense includes only those expenses directly attributed to the homes sold during the period. To arrive at return on homes sold after interest expense, the Company deducts from Zillow Offers gross profit (1) holding costs incurred in the presented period and prior periods for homes sold during the presented period that are included in sales and marketing expense, (2) selling costs incurred in the presented period for homes sold during the presented period that are included in sales and marketing expense and (3) interest expense incurred in the presented period and prior periods for homes sold during the presented period. The Company adds to Zillow Offers gross profit (1) inventory valuation adjustments recorded during the presented period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, and indirect expenses included in cost of revenue and (2) share-based compensation expense and depreciation and amortization expense included in cost of revenue. The following table presents the calculation of Zillow Offers average gross profit per home and Average Return on Homes Sold After Interest Expense and a reconciliation of return on homes sold after interest expense to Zillow Offers gross profit for the periods presented (unaudited):

Three Months Ended June 30, Calculation of Average Gross Profit per Home 2020 2019 Zillow Offers revenue $ 453,816,000 $ 248,924,000 Zillow Offers cost of revenue 430,032,000 240,732,000 Zillow Offers gross profit $ 23,784,000 $ 8,192,000 Homes sold 1,437 786 Average Zillow Offers gross profit per home $ 16,551 $ 10,422 Reconciliation of Non-GAAP Measure to Nearest GAAP Measure Zillow Offers gross profit $ 23,784,000 $ 8,192,000 Holding costs included in sales and marketing (1) (5,987,000) (2,569,000) Selling costs included in sales and marketing (2) (19,570,000) (10,676,000) Interest expense (3) (5,948,000) (3,532,000) Direct and indirect expenses included in cost of revenue (4) (2,573,000) 6,101,000 Share-based compensation expense and depreciation and 323,000 192,000 amortization expense included in cost of revenue Return on homes sold after interest expense $ (9,971,000) $ (2,292,000) Homes sold 1,437 786 Average return on homes sold after interest expense $ (6,939) $ (2,916) (1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $2.6 million and $4.4 million of holding costs included in sales and marketing expense for the three months ended June 30, 2020 and 2019, respectively. (2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home. (3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods. (4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.

Calculation of Average Gross Profit per Home	Six Months Ended June 30, 2020	2019
Zillow Offers revenue	$ 1,222,928,000	$ 377,396,000
Zillow Offers cost of revenue	1,160,569,000	363,151,000
Zillow Offers gross profit	$ 62,359,000	$ 14,245,000
Homes sold	3,831	1,200
Average Zillow Offers gross profit per home	$ 16,277	$ 11,871

Reconciliation of Non-GAAP Measure to Nearest GAAP Measure	2020	2019
Zillow Offers gross profit	$ 62,359,000	$ 14,245,000
Holding costs included in sales and marketing (1)	(15,605,000)	(3,807,000)
Selling costs included in sales and marketing (2)	(52,483,000)	(16,218,000)
Interest expense (3)	(17,004,000)	(5,187,000)
Direct and indirect expenses included in cost of revenue (4)	1,257,000	7,021,000
Share-based compensation expense and depreciation and amortization expense included in cost of revenue	785,000	301,000
Return on homes sold after interest expense	$ (20,691,000)	$ (3,645,000)
Homes sold	3,831	1,200
Average return on homes sold after interest expense	$ (5,401)	$ (3,038)

(1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $7.9 million and $6.7 million of holding costs included in sales and marketing expense for the six months ended June 30, 2020 and 2019, respectively.
(2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home.
(3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods.
(4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.

Use of Operating Metrics

Zillow Group reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. This communication includes Premier Agent Monthly Recurring Revenue ("MRR").

Zillow Group is temporarily using this operating metric to evaluate and provide investors with insight into the current health and performance of Zillow Group's Premier Agent business.

MRR

Zillow Group determines total MRR by calculating the gross contractual monthly budgeted spend of Premier Agent and Premier Broker advertiser accounts, as of the date of determination, to project the revenue we expect to generate in a future month or to evaluate the performance of our Premier Agent and Premier Broker services in a previous month. Our MRR calculation includes all Premier Agent and Premier Broker revenue generating products and services (except for Flex) and assumes that there will not be changes to pricing or purchase or cancellation of any products or services that may be applicable to that account. Discounts do not impact MRR, as they do not change the contractual budgeted spend. New MRR represents MRR from (i) new Premier Agent and Premier Broker advertisers and (ii) existing Premier Agent and Premier Broker advertisers that increased their budgeted spend during the relevant period. MRR is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.